Exhibit 77-D

POLICIES WITH RESPECT TO INVESTMENTS

     On January 16, 2001, the Board of Directors ("Board") of the Fund approved the a change in the Fund's investment objective. Currently, the Fund primarily seeks long term capital appreciation; a secondary objective is income. The Board approved a change so that the investment objective would be long term capital appreciation. Income would no longer be an objective. This change is subject to approval of shareholders. The Board approved a change that would expand the types of companies in which the Fund normally invests. Currently, the Fund normally invests at least 65% of its total assets in equity securities of nationally and state chartered banks (other than money center banks), thrifts, and the holding or parent companies of such depository institutions, and in savings accounts of mutual thrifts. Under the new policy, the Fund would invest under normal market conditions at least 65% of its total assets in equity securities of companies engaged in financial services. Financial services companies may include the following: banks; bank holding companies; investment banks; trust companies; insurance companies; finance companies; securities broker-dealers; electronic-trading networks; investment management firms; custodians of financial assets; companies engaged in trading, dealing, or managing commodities; companies that invest significantly or deal in financial instruments; government-sponsored financial enterprises; thrift and savings banks; conglomerates with significant interest in financial services companies; fund financial services companies; companies that process financial transactions; administrators of financial products or services; companies that render services primarily to other financial services companies; companies that produce, sell, or market software or hardware related to financial services or products or directed to financial services companies; and other companies whose assets or earnings can be significantly affected by financial instruments or services. The purpose of the change is to permit the Fund to invest in a broader array of financial services companies in the belief that they may present potentially attractive investment opportunities. This change is also subject to shareholder approval.